UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Alimera Sciences, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALIMERA SCIENCES, INC.

Annual Meeting of Stockholders

To Be Held on June 15, 2021

Supplemental Information

in Response to Negative ISS Recommendations

for Two Proposals to Be Voted on by Stockholders at the Annual Meeting

Overview

Alimera Sciences, Inc. (“we,” “our,” or “us”) is holding our Annual Meeting of Stockholders on Tuesday, June 15, 2021, at 9:30 a.m. Eastern Time. We have prepared these supplemental proxy materials to address recommendations by Institutional Shareholder Services (“ISS”), in a report dated May 26, 2021, (a) to withhold your vote to elect two nominees for director, Richard (Rick) Eiswirth Jr. and Garheng Kong; and (b) to vote against the ratification of the appointment of Grant Thornton LLP, as our independent registered public accountants. In making these recommendations, ISS noted that our non-audit fees are 52 percent of the total fees we paid to Grant Thornton LLP during the fiscal year, which ISS regards as excessive.

We understand that ISS may exclude certain fees from its calculation of non-audit fees if the excluded fees are detailed in a footnote to the fee disclosure table in the proxy statement. Excluded fees include fees for certain tax-related services, including tax compliance and preparation fees, as well as fees related to significant one-time capital structure events. If ISS excludes these fees from non-audit fees in its calculation, then the percentage of non-audit fees of the total fees will not be “excessive,” and we would expect ISS to change its recommendations in light of this additional information.

Additional Information about Fees Received by Grant Thornton LLP

To address this issue, we are adding supporting detail to the table that is included on pages 27 and 28 of our April 30, 2021 proxy statement in the section entitled “Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm — Independent Registered Public Accounting Firm’s Fees.” See the table and related notes on the following page, particularly footnote (2).

1

The following table shows the total fees that we paid for services performed in the years ended December 31, 2020 and 2019 to Grant Thornton LLP. We have modified the footnotes to the table to break out the tax compliance, tax preparation and one-time structuring-related fees underlying the “Tax fees” line item.

	Year Ended December 31,
	2020	2019
Grant Thornton LLP Fees
Audit fees (1)	$461,321	$621,123
Audit-related fees	—	—
Tax fees (2)	505,760	130,033
All other fees	—	—
Total fees	$967,081	$751,156

(1)

The fees billed or incurred by Grant Thornton LLP for professional services in 2020 and 2019 include the review of our quarterly financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30; the audit of our annual financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2019 and December 31, 2020; the audit of our internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2019; subsidiary audits and the review and consent or comfort letters issued for our registration statements on Form S-8 and Form S-3.

(2)

In 2020 and 2019, fees billed or incurred by Grant Thornton LLP were for professional services rendered in connection with global tax consulting and foreign tax returns. Of the $505,760 of tax fees incurred during the year ended December 31, 2020, $453,340 were tax compliance and tax return preparation fees, including approximately $385,000 of tax compliance fees in connection with a one-time tax structure change of our international operations required by statutory changes in tax laws in certain jurisdictions.

Conclusion

Excluding tax preparation, tax compliance fees and one-time structuring-related fees, the non-audit fees we paid to Grant Thornton LLP were only 7.5% of the total fees paid to Grant Thornton LLP during the 2020 fiscal year. We expect tax compliance and other fees to be less than audit fees in 2021, and we do not believe the fees paid to Grant Thornton LLP in 2020 should raise any concerns about the objectivity or independence of Grant Thornton LLP.

Accordingly, we urge you to vote FOR the re-election of our directors in Proposal 1 and FOR the ratification of the appointment of our independent registered public accountants in Proposal 3 in our proxy statement.

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